EXHIBIT 99.1
Anchor Bancorp Wisconsin Inc. Announces Filing of Shelf Registration Statement
Madison, Wisconsin — October 6, 2008 — Anchor BanCorp Wisconsin Inc. (Nasdaq: ABCW), the holding company for AnchorBank, fsb, announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC). The shelf registration statement, when declared effective by the SEC, will allow the company to raise capital from time to time, up to an aggregate of $200 million, through the sale of various types of securities. Specific terms of securities to be offered and prices of the securities will be determined at the time of each offering under a separate prospectus supplement to be filed with the SEC at the time of each specific offering.
     The proceeds from any sales would first be used to reduce Anchor BanCorp’s debt obligations under the credit agreement with U.S. Bank National Association, dated as of June 9, 2008, as amended September 30, 2008. All or a portion of any additional proceeds would be used at the holding company level for general corporate purposes, including further debt reduction under the U.S. Bank Credit Agreement, or distributed to AnchorBank to strengthen its capital position.
     “The shelf registration is part of our strategic capital raising effort to decrease our current debt balances and improve AnchorBank’s current “well-capitalized” regulatory ratios,” stated Douglas Timmerman, President and Chief Executive Officer. “We expect that capital raised in this effort would be sufficient to enable Anchor BanCorp and AnchorBank to deal with current economic conditions and continue our plans for prudent growth.”
     Anchor BanCorp also announced that it anticipates increasing its allowance for loan losses to approximately 1.50% of loans as of September 30, 2008, from 0.94% at June 30, 2008 in order to strengthen its balance sheet.
     The registration statement on Form S-3 filed with the SEC has not yet become effective. Securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release does not constitute an offer to sell, or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of that state.
     Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 74 full-service offices and two loan origination only offices. All are located in Wisconsin.
     This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Anchor BanCorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the SEC for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements.
CONTACT: Anchor BanCorp Wisconsin Inc.
     Dale C. Ringgenberg, Chief Financial Officer
     (608) 252-1810
     Douglas J. Timmerman, President and Chief Executive Officer
     (608) 252-8782